ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Filed in the office of	Document Number 20110256131-42
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/01/2011 8:00 AM
	Entity Number C16391-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Han Logistics, Inc.

2. Description of the original document for which correction is being made:

Amended and Restated Articles of Incorporation

3. Filing date of the original document for which correction is being made: December 9, 2010

4. Description of the inaccuracy or defect:

The first paragraph of Article IV incorrectly reads as follows:

The aggregate number of shares which this Corporation shall have authority to issue is three hundred thirty million (330,000,000), two hundred fifty million (250,000,000) of which shall be shares of common stock of a par value of one mill ($0.001) per share (the "Common Stock"), and eighty million (80,000,000) of which shall be shares of preferred stock of a par value of one mill ($0.001) per share (the "Preferred Stock").

5. Correction of the inaccuracy or defect:

The first paragraph of Article IV is corrected to read as follows:

The aggregate number of shares which this Corporation shall have authority to issue is six hundred seventy five million (675,000,000), five hundred million (500,000,000) of which shall be shares of common stock of a par value of one mill ($0.001) per share (the "Common Stock"), and one hundred seventy five million (175,000,000) of which shall be shares of preferred stock of a par value of one mill ($0.001) per share (the "Preferred Stock").

6. Signature:

X [signature]
Authorized Signature

President
Title *

3/31/2011
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.